Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264238

PROSPECTUS SUPPLEMENT NO. 2

(To the Prospectus dated May 13, 2022)

Up to 21,320,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 57,538,996 Shares of Common Stock

Up to 7,520,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated June 21, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-264238). This prospectus supplement is being filed to update and supplement the information in the Prospectus with certain information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 21,320,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 7,520,000 shares of Common Stock issuable upon the exercise of 7,520,000 warrants (the “Private Warrants”) originally issued in a private placement to CITIC Capital Acquisition Corp. (“CCAC”) in connection with the initial public offering of CCAC and (ii) 13,800,000 shares of Common Stock issuable upon the exercise of 13,800,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of CCAC.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 57,538,996 shares of Common Stock consisting of (a) 3,695,000 shares of Common Stock purchased by subscripts for $10.00 per share in a private placement pursuant to subscription agreements entered into in connection with the Business Combination (as defined in the Prospectus), (b) 7,520,000 shares of Common Stock issuable upon exercise of the Private Warrants which have an exercise price equal to $11.50 per share, (c) 6,900,000 shares of Common Stock originally issued to CCAC for approximately $0.004 per share, (d) 34,422,480 shares of Common Stock issued in connection with the Business Combination (as defined in the Prospectus) as merger consideration at an acquiror share value of $10.00 per share, (e) 197,875 shares held by Tomoyuki Izuhara pursuant to the exercise of options to purchase Common Stock at exercise prices ranging from $0.36 to $4.29 per share, and (f) 4,803,641 shares of Common Stock issued pursuant to the Share Issuance Agreements (as defined in the Prospectus), at a deemed per share price of $1.9841, and (ii) up to 7,520,000 Private Warrants.

The common stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “QNGY” and “QNGY WS,” respectively. On June 17, 2022, the last reported sales price of our common stock on NYSE was $0.409 per share and the last reported sales price of our Warrants was $0.0789 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated June 21, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2022

QUANERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39222	88-0535845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

433 Lakeside Drive Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 245-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	QNGY	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	QNGY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 17, 2022, Quanergy Systems, Inc. (the “Company”) received a written notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that the average closing price of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average closing price per share required to maintain continued listing on the NYSE under Section 802.01C of the NYSE Listed Company Manual (“Section 802.01C”). As of June 16, 2022, the 30 trading-day average closing price of the Common Stock was $0.85 per share.

As required by Section 802.01C, the Company must notify the NYSE within 10 business days of receipt of the Notice of its intent to cure the deficiency or be subject to suspension and delisting procedures. Under Section 802.01C, the Company has six months following receipt of the Notice to regain compliance with the minimum share price requirement, but may have additional time if shareholder approval is needed for any of its planned steps. The Company may regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period the Common Stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

The notice has no immediate impact on the listing of the Common Stock, which will continue to be listed and traded on the NYSE during this period, subject to the Company’s compliance with other listing standards, under the symbol “QNGY.” In the event that the Company fails to restore its compliance with the continued listing standards of Section 802.01C, the Common Stock will be subject to NYSE’s suspension and delisting procedures.

To address this issue, the Company intends to monitor the trading price of its listed securities and take steps to increase the value of its shares through implementation of its business strategy and is still considering its other options for regaining compliance with the NYSE’s continued listing standards.

Item 7.01	Regulation FD Disclosure.

On June 21, 2022, the Company issued a press release announcing that it had received the Notice. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including the exhibit hereto, (x) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and (y) shall not be incorporated by reference into any filing of the Company with the Securities and Exchange Commission, whether made before or after the date hereof, regardless of any general incorporation language in such filings (unless the Company specifically states that the information or exhibit in this particular report with respect to Item 7.01 is incorporated by reference).

Forward-Looking Statements

This Current Report on Form 8-K includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “project,” “will likely result” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this Current Report on 8-K, are forward-looking statements, including statements regarding Quanergy’s ability to regain compliance with the NYSE’s continued listing standards. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside Quanergy’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: changes in domestic and foreign business, market, financial, political and legal conditions; the overall level of consumer demand for Quanergy’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the ability to maintain the listing of Quanergy’s securities on the New York Stock Exchange; the financial strength of Quanergy’s customers; Quanergy’s ability to implement its business strategy; changes in governmental regulation, Quanergy’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to Quanergy’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of Quanergy’s suppliers disruptions in the supply chain, as well as consumer demand for its products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact that global climate change trends may have on Quanergy and its suppliers and customers; Quanergy’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, Quanergy’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; Quanergy’s ability to utilize potential net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks; and other risks and uncertainties indicated in Quanergy’s filings with the U.S. Securities and Exchange Commission. In addition, forward-looking statements reflect Quanergy’s expectations, plans or forecasts of future events and views only as of the date of Current Report on 8-K. Quanergy anticipates that subsequent events and developments will cause its assessments to change. However, while Quanergy may elect to update these forward-looking statements at some point in the future, Quanergy specifically disclaims any obligation to do so, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated June 21, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 21, 2022

QUANERGY SYSTEMS, INC.

By:	/s/ Patrick Archambault
Patrick Archambault
Chief Financial Officer

Exhibit 99.1

Press Release

Quanergy Reports Receipt of NYSE Non-compliance Letter Regarding Common Stock Trading Price

SUNNYVALE, Calif.—June 21, 2022—Quanergy Systems, Inc., (NYSE: QNGY) (“Quanergy” or the “Company”), a leading provider of LiDAR sensors and smart 3D solutions, today announced that it received notice on June 17, 2022 from the New York Stock Exchange (the “NYSE”) that the price of its common stock fell below the NYSE’s continued listing standards. The NYSE requires the average closing price of a listed company’s common stock to remain above $1.00 per share over a consecutive 30 trading-day period. As of June 16, 2022, the 30 trading-day period average closing price of the Company’s common stock was $0.85 per share. The Company has six months to regain compliance with the NYSE continued listing requirements. During the six-month period, the Company’s common stock will continue to be listed and traded on the NYSE, subject to compliance with other continued listing standards. The deficiency does not affect the Company’s ongoing business operations or its U.S. Securities and Exchange Commission (the “SEC”) reporting requirements.

To address this issue, Quanergy intends to monitor the trading price of its listed securities and take steps to increase the value of its shares through implementation of its business strategy, and is considering other options for regaining compliance with the NYSE’s continued listing standards.

About Quanergy Systems, Inc.

Quanergy’s (NYSE: QNGY and QNGY.WS) mission is to create powerful, affordable smart LiDAR solutions for automotive and IoT applications to enhance people’s experiences and safety. Quanergy has developed the only true 100% solid-state CMOS LiDAR sensor built on optical phased array (OPA) technology to enable the mass production of low-cost, highly reliable 3D LiDAR solutions. Through Quanergy’s smart LiDAR solutions, businesses can now leverage real-time, advanced 3D insights to transform their operations in a variety of industries including industrial automation, physical security, smart cities, smart spaces and much more. Quanergy solutions are deployed by nearly 400 customers across the globe. For more information, please visit us at www.quanergy.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “project,” “will likely result” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this press release, are forward-looking statements, including statements regarding Quanergy’s ability to regain compliance with the NYSE’s continued listing standards. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside Quanergy’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: changes in domestic and foreign business, market, financial, political and legal conditions; the overall level of consumer demand for Quanergy’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the ability to maintain the listing of Quanergy’s securities on the NYSE; the financial strength of Quanergy’s customers; Quanergy’s ability to implement its business strategy; changes in governmental regulation, Quanergy’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to Quanergy’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of Quanergy’s suppliers disruptions in the supply chain, as well as consumer demand for its products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact that global climate change trends may have on Quanergy and its suppliers and customers; Quanergy’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, Quanergy’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; Quanergy’s ability to utilize potential net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks; and other risks and uncertainties indicated in Quanergy’s filings with the SEC. In addition, forward-looking statements reflect Quanergy’s expectations, plans or forecasts of future events and views only as of the date of this press release. Quanergy anticipates that subsequent events and developments will cause its assessments to change. However, while Quanergy may elect to update these forward-looking statements at some point in the future, Quanergy specifically disclaims any obligation to do so, except as required by law.

Investors:

QuanergyIR@ICRinc.com

Media Contact:

Shannon Van Every

Media@Quanergy.com